Exhibit 10.16

AMENDMENT NO. 2 TO
NON-EMPLOYEE INTERIM CHIEF FINANCIAL OFFICER
ENGAGEMENT AGREEMENT

This Amendment No. 2 to Non-employee Interim Chief Financial Officer Agreement (this “Amendment No. 2”) is entered into as of the 22nd day of May, 2014 (the “Effective Date”) by and between Guardian 8 Holdings, a Nevada corporation (the “Company”), and Kathleen Hanrahan (“Executive”).

A.           On or about April 30, 2012, the Company and Executive entered into a Non-employee Interim Chief Financial Officer Agreement (the “Original Agreement”), which was to expire on April 30, 2013.

B.           On or about March 4, 2013, the Company and Executive amended the Original Agreement through Amendment No. 1, which extending the termination date to March 31, 2014.

C.             Executive has continued to work for the Company on a month-to-month basis since the termination of the Original Agreement on March 31, 2014; however, Company and Executive desire to amend the Original Agreement, as amended by Amendment No. 1, pursuant to the terms of this Amendment No. 2.

D.           Company and Executive agree Company shall retain Executive through November 30, 2015, pending the Company recruiting and hiring a full time replacement chief financial officer.

E.                Capitalized terms not defined in this Amendment No. 2 shall have the same meanings as set forth in the Original Agreement and Amendment No. 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Additional Compensation.

a.
Common Stock. The Company shall issue Executive up to 935,000 shares of the Company’s restricted common stock, which shall be issued as follows; (i) 200,000 shares immediately upon the execution of this Amendment No. 2, (ii) the remaining balance in installments of 105,000 shares per quarter commencing on June 30, 2014 and continuing throughout the term of this Agreement, or until such time as the Company hires a full time replacement chief financial officer. Any shares earned during a partial quarter will be pro-rated based upon 35,000 shares per month. The value of such shares shall be set at the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board or other exchange or quotation medium on the last trading day immediately before issuance of the shares.

b.	Cash. For services rendered from April 1, 2014 through the term of this Amendment No. 2, Company shall pay Executive a base monthly retainer of $3,000.

2.
Term. The term of this Amendment No. 2 shall be deemed to have commenced on April 1, 2014 and shall continue through November 30, 2015. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

3.
Entire Agreements. Other than as specifically provided in this Amendment No. 2, all other provisions of the Original Agreement and Amendment No. 1 shall remain in full force and effect, the Original Agreement as amended by Amendment No. 1 and this Amendment No. 2 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the day and year first above written.

Company:
Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet, CEO

Executive:

/s/ Kathleen Hanrahan
Kathleen Hanrahan